                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549

                                  SCHEDULE 13D
                                 (RULE 13D-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
     TO RULE 13D-1(A) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13D-2(A)

                               Maytag Corporation
                                (NAME OF ISSUER)


                                  Common Stock
                         (TITLE OF CLASS OF SECURITIES)

                                    578592107
                                 (CUSIP NUMBER)




                              Jacqueline M. Ramsay
                        BRANDES INVESTMENT PARTNERS, L.P.
                         11988 EL CAMINO REAL, SUITE 500
                               SAN DIEGO, CA 92130
                                  858-755-0239
           (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON AUTHORIZED TO
                       RECEIVE NOTICES AND COMMUNICATIONS)


                                 August 15, 2005
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)


IF THE FILING PERSON HAS PREVIOUSLY FILED A STATEMENT ON SCHEDULE 13G TO REPORT THE ACQUISITION WHICH IS THE SUBJECT OF THIS SCHEDULE 13D, AND IS FILING THIS SCHEDULE BECAUSE OF RULE 13D-1(E), 13D-1(F) OR 13D-1(G), CHECK THE FOLLOWING BOX / /.

NOTE: SCHEDULES FILED IN PAPER FORMAT SHALL INCLUDE A SIGNED ORIGINAL AND FIVE COPIES OF THE SCHEDULE, INCLUDING ALL EXHIBITS. SEE RULE 13D-7 FOR OTHER PARTIES TO WHOM COPIES ARE TO BE SENT.

* THE REMAINDER OF THIS COVER PAGE SHALL BE FILLED OUT FOR A REPORTING PERSON'S INITIAL FILING ON THIS FORM WITH RESPECT TO THE SUBJECT CLASS OF SECURITIES, AND FOR ANY SUBSEQUENT AMENDMENT CONTAINING INFORMATION WHICH WOULD ALTER DISCLOSURES PROVIDED IN A PRIOR COVER PAGE.

THE INFORMATION REQUIRED ON THE REMAINDER OF THIS COVER PAGE SHALL NOT BE DEEMED TO BE "FILED" FOR THE PURPOSE OF SECTION 18 OF THE SECURITIES EXCHANGE ACT OF 1934 ("ACT") OR OTHERWISE SUBJECT TO THE LIABILITIES OF THAT SECTION OF THE ACT BUT SHALL BE SUBJECT TO ALL OTHER PROVISIONS OF THE ACT (HOWEVER, SEE THE NOTES).

                                 SCHEDULE 13D

CUSIP  NO         578592107

--------------------------------------------------------------------------------
(1) NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Brandes Investment Partners, L.P.
33-0704072
--------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A                                     (A) / /
     MEMBER OF A GROUP (SEE INSTRUCTIONS)                               (B) / /

--------------------------------------------------------------------------------
(3) SEC USE ONLY

--------------------------------------------------------------------------------
(4) SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

--------------------------------------------------------------------------------
(5)  CHECK BOX IF DISCLOSURE OF LEGAL                                       / /
     PROCEEDINGS IS REQUIRED PURSUANT
     TO ITEMS 2(D) OR 2(E)
--------------------------------------------------------------------------------
(6) CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
--------------------------------------------------------------------------------
NUMBER OF SHARES       (7)  SOLE VOTING POWER
BENEFICIALLY
OWNED BY EACH          ---------------------------------------------------------
REPORTING PERSON       (8)  SHARED VOTING POWER
WITH                        5,199,898 Common Stocks
                       ---------------------------------------------------------
                       (9)  SOLE DISPOSITIVE POWER

                       ---------------------------------------------------------
                       (10) SHARED DISPOSITIVE POWER
                            6,354,202 Common Stocks

--------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
6,354,202 Common Stocks
--------------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)                          / /
     EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)

--------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 7.96%
--------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IA
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP  NO         578592107

--------------------------------------------------------------------------------
(1)  NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Brandes Investment Partners, Inc.
33-0090873
--------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A                                     (A) / /
     MEMBER OF A GROUP (SEE INSTRUCTIONS)                               (B) / /

--------------------------------------------------------------------------------
(3) SEC USE ONLY

--------------------------------------------------------------------------------
(4) SOURCE OF FUNDS (SEE INSTRUCTIONS) OO

--------------------------------------------------------------------------------
(5)  CHECK BOX IF DISCLOSURE OF LEGAL                                       / /
     PROCEEDINGS IS REQUIRED PURSUANT
     TO ITEMS 2(D) OR 2(E)
--------------------------------------------------------------------------------
(6) CITIZENSHIP OR PLACE OF ORGANIZATION California
--------------------------------------------------------------------------------
NUMBER OF SHARES       (7)  SOLE VOTING POWER
BENEFICIALLY
OWNED BY EACH
REPORTING PERSON       ---------------------------------------------------------
WITH                   (8)  SHARED VOTING POWER
                            5,199,898 Common Stocks
                       ---------------------------------------------------------
                       (9)  SOLE DISPOSITIVE POWER

                       ---------------------------------------------------------
                       (10) SHARED DISPOSITIVE POWER
                            6,354,202 Common Stocks
--------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
6,354,202 Common Stocks are deemed to be beneficially owned by Brandes Investment Partners, Inc., as a control person of the investment adviser. Brandes Investment Partners, Inc. disclaims any direct ownership of the shares reported in this Schedule 13D, except for an amount that is substantially less than one percent of the number of shares reported herein.
--------------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)                          / /
     EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)
--------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
7.96%
--------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO, OO
--------------------------------------------------------------------------------

                                 SCHEDULE 13D

CUSIP  NO         578592107

--------------------------------------------------------------------------------
(1)  NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Brandes Worldwide Holdings, L.P.
33-0836630
--------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A                                     (A) / /
     MEMBER OF A GROUP (SEE INSTRUCTIONS)                               (B) / /

--------------------------------------------------------------------------------
(3) SEC USE ONLY

--------------------------------------------------------------------------------
(4) SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
--------------------------------------------------------------------------------
(5)  CHECK BOX IF DISCLOSURE OF LEGAL                                       / /
     PROCEEDINGS IS REQUIRED PURSUANT
     TO ITEMS 2(D) OR 2(E)
--------------------------------------------------------------------------------
(6) CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
--------------------------------------------------------------------------------
NUMBER OF SHARES       (7)  SOLE VOTING POWER
BENEFICIALLY
OWNED BY EACH
REPORTING PERSON       ---------------------------------------------------------
WITH                   (8)  SHARED VOTING POWER
                            5,199,898 Common Stocks
                       ---------------------------------------------------------
                       (9)  SOLE DISPOSITIVE POWER

                       ---------------------------------------------------------
                       (10) SHARED DISPOSITIVE POWER
                            6,354,202 Common Stocks
--------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
6,354,202 Common Stocks are deemed to be beneficially owned by Brandes Worldwide Holdings, LP as a control person of the investment adviser. Brandes Worldwide Holdings, LP disclaims any direct ownership of the shares reported in this
Schedule 13D.
--------------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)                          / /
     EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)
--------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
7.96%
--------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN, OO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP  NO         578592107

--------------------------------------------------------------------------------
(1)  NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Charles H. Brandes
--------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A                                     (A) / /
     MEMBER OF A GROUP (SEE INSTRUCTIONS)                               (B) / /

--------------------------------------------------------------------------------
(3) SEC USE ONLY

--------------------------------------------------------------------------------
(4) SOURCE OF FUNDS (SEE INSTRUCTIONS)
PF
--------------------------------------------------------------------------------
(5)  CHECK BOX IF DISCLOSURE OF LEGAL                                       / /
     PROCEEDINGS IS REQUIRED PURSUANT
     TO ITEMS 2(D) OR 2(E)
--------------------------------------------------------------------------------
(6) CITIZENSHIP OR PLACE OF ORGANIZATION
USA
--------------------------------------------------------------------------------
NUMBER OF SHARES       (7)  SOLE VOTING POWER
BENEFICIALLY
OWNED BY EACH
REPORTING PERSON       ---------------------------------------------------------
WITH                   (8)  SHARED VOTING POWER
                            5,199,898 Common Stocks
                       ---------------------------------------------------------
                       (9)  SOLE DISPOSITIVE POWER

                       ---------------------------------------------------------
                       (10) SHARED DISPOSITIVE POWER
                            6,354,202 Common Stocks
--------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
6,354,202 Common Stocks are deemed to be beneficially owned by Charles H. Brandes, a control person of the investment adviser. Mr. Brandes disclaims any direct ownership of the shares reported in this Schedule 13D, except for an amount that is substantially less than one percent of the number of shares reported herein.
--------------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)                          / /
     EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)
--------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
7.96%
--------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP  NO         578592107

--------------------------------------------------------------------------------
(1)  NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
     Glenn R. Carlson
--------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A                                     (A) / /
     MEMBER OF A GROUP (SEE INSTRUCTIONS)                               (B) / /

--------------------------------------------------------------------------------
(3) SEC USE ONLY

--------------------------------------------------------------------------------
(4) SOURCE OF FUNDS (SEE INSTRUCTIONS)
PF
--------------------------------------------------------------------------------
(5)  CHECK BOX IF DISCLOSURE OF LEGAL                                       / /
     PROCEEDINGS IS REQUIRED PURSUANT
     TO ITEMS 2(D) OR 2(E)
--------------------------------------------------------------------------------
(6) CITIZENSHIP OR PLACE OF ORGANIZATION
USA
--------------------------------------------------------------------------------
NUMBER OF SHARES       (7)  SOLE VOTING POWER
BENEFICIALLY
OWNED BY EACH
REPORTING PERSON       ---------------------------------------------------------
WITH                   (8)  SHARED VOTING POWER
                            5,199,898 Common Stocks
                       ---------------------------------------------------------
                       (9)  SOLE DISPOSITIVE POWER

                       ---------------------------------------------------------
                       (10) SHARED DISPOSITIVE POWER
                            6,354,202 Common Stocks
--------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
6,354,202 Common Stocks are deemed to be beneficially owned by Glenn R. Carlson, a control person of the investment adviser. Mr. Carlson disclaims any direct ownership of the shares reported in this Schedule 13D, except for an amount that is substantially less than one percent of the number of shares reported herein.
--------------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)                          / /
     EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)
--------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
7.96%
--------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP  NO         578592107

--------------------------------------------------------------------------------
(1) NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Jeffrey A. Busby
--------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A                                     (A) / /
     MEMBER OF A GROUP (SEE INSTRUCTIONS)                               (B) / /

--------------------------------------------------------------------------------
(3) SEC USE ONLY

--------------------------------------------------------------------------------
(4) SOURCE OF FUNDS (SEE INSTRUCTIONS)
PF
--------------------------------------------------------------------------------
(5)  CHECK BOX IF DISCLOSURE OF LEGAL                                       / /
     PROCEEDINGS IS REQUIRED PURSUANT
     TO ITEMS 2(D) OR 2(E)
--------------------------------------------------------------------------------
(6) CITIZENSHIP OR PLACE OF ORGANIZATION
USA
--------------------------------------------------------------------------------
NUMBER OF SHARES       (7)  SOLE VOTING POWER
BENEFICIALLY
OWNED BY EACH
REPORTING PERSON       ---------------------------------------------------------
WITH                   (8)  SHARED VOTING POWER
                            5,199,898 Common Stocks
                       ---------------------------------------------------------
                       (9)  SOLE DISPOSITIVE POWER

                       ---------------------------------------------------------
                       (10) SHARED DISPOSITIVE POWER
                            6,354,202 Common Stocks
--------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
6,354,202 Common Stocks are deemed to be beneficially owned by Jeffrey A. Busby, a control person of the investment adviser. Mr. Busby disclaims any direct ownership of the shares reported in this Schedule 13D, except for an amount that is substantially less than one percent of the number of shares reported herein.
--------------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)                          / /
     EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)
--------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
7.96%
--------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN
--------------------------------------------------------------------------------

ITEM 1.   SECURITY AND ISSUER.

This Schedule 13D, initially filed on May 27, 2005, relating to the common stock of Maytag Corporation, is herby amended and supplemented by this amendment No. 1 to the Schedule 13D as follows:

ITEM 5.   INTEREST IN SECURITIES OF THE ISSUER.

6,354,202 Common Stocks are deemed to be beneficially owned by Brandes Investment Partners L.P. and Brandes Investment Partners, Inc, and Brandes Worldwide Holdings, LP, Charles Brandes, Glenn Carlson, and Jeffrey Busby (collectively "control persons"), as control persons of the investment adviser, Brandes Investment Partners, L.P.. The control persons each disclaim any direct ownership of the shares reported in this Schedule 13D, except for an amount that is substantially less than one percent of the number of shares reported herein.

ITEM 7.   MATERIALS TO BE FILED AS EXHIBITS.

Exhibit A

Disclaimer of Beneficial Ownership

Exhibit B

Power of Attorney for Charles H. Brandes, Glenn. R. Carlson, and Jeffrey A.
Busby

                                    SIGNATURE



     AFTER REASONABLE INQUIRY AND TO THE BEST OF MY KNOWLEDGE AND BELIEF, I CERTIFY THAT THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE, COMPLETE AND CORRECT.

DATED: August 16, 2005

BRANDES INVESTMENT PARTNERS, L.P.

By:  /s/ Adelaide Pund
         Adelaide Pund as Attorney-In-Fact for
         Charles H. Brandes, President of
         Brandes Investment Partners, Inc., a Member



BRANDES INVESTMENT PARTNERS, INC.

By:  /s/ Adelaide Pund
         Adelaide Pund as Attorney-In-Fact for
         Charles H. Brandes, President



BRANDES WORLDWIDE HOLDINGS, L.P.

By:  /s/ Adelaide Pund
         Adelaide Pund as Attorney-In-Fact for
         Charles H. Brandes, President of
         Brandes Investment Partners, Inc., its General Partner

By:  /s/ Adelaide Pund
         Adelaide Pund as Attorney-In-Fact for
         Charles H. Brandes, Control Person

By:  /s/ Adelaide Pund
         Adelaide Pund as Attorney-In-Fact for
         Glenn R. Carlson, Control Person

By:  /s/ Adelaide Pund
         Adelaide Pund as Attorney-In-Fact for
         Jeffrey A. Busby, Control Person

EXHIBIT C

Disclaimer of Beneficial Ownership

Brandes Investment Partners, Inc., Brandes Worldwide Holdings, L.P., Charles H. Brandes, Glenn R. Carlson and Jeffrey A. Busby, disclaim beneficial interest as to the shares referenced above, except for an amount equal to substantially less than one percent of the shares reported on this Schedule 13D. None of these entities or individuals holds the above-referenced shares for its/his own account except on a de minimis basis.

EXHIBIT D


                              Power of Attorney for
                         Schedules 13D, 13G and Form 13F


I, Charles Brandes, as director and president of Brandes Investment Partners, Inc., which is a General Partner of Brandes Worldwide Holdings, L.P., and which is also the limited partner of Brandes Investment Partners, L.P., hereby appoint Ian N. Rose and Adelaide Pund as attorneys-in-fact and agents, in all capacities, to execute, on my behalf and on behalf of Brandes Investment Partners, Inc., Brandes Investment Partners, L.P., and Brandes Worldwide Holdings, L.P., to file with the appropriate issuers, exchanges and regulatory authorities, any and all Schedules 13D, 13G and Form 13F and documents relating thereto required to be filed under the Securities and Exchange Act of 1934, including exhibits, attachments and amendments thereto and request for confidential treatment of information contained therein in connection with my being a "control person" (as contemplated for purposes of Schedule 13D, 13G and Form 13F) of Brandes Investment Partners, L.P., its subsidiaries and affiliates. I hereby grant to said attorneys-in-fact full authority to do every act necessary to be done in order to effectuate the same as fully, to all intents and purposes, as I could if personally present, thereby ratifying all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof.

I hereby execute this Power of Attorney as of this 16th day of August, 2005.



                                            /s/Charles H. Brandes
                                            ---------------------
                                            Charles H. Brandes

EXHIBIT D


                   Power of Attorney for Schedules 13D and 13G


I, Glenn R. Carlson, hereby appoint Ian N. Rose and Adelaide Pund as attorneys-in-fact and agents, in all capacities, to execute, on my behalf, and to file with the appropriate issuers, exchanges and regulatory authorities, any and all Schedules 13D and 13G and documents relating thereto required to be filed under the Securities and Exchange Act of 1934, including exhibits, attachments and amendments thereto and request for confidential treatment of information contained therein in connection with my being a "control person" (as contemplated for purposes of Schedule 13D and 13G) of Brandes Investment Partners, L.P., its subsidiaries and affiliates. I hereby grant to said attorneys-in-fact full authority to do every act necessary to be done in order to effectuate the same as fully, to all intents and purposes, as I could if personally present, thereby ratifying all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof.

I hereby execute this Power of Attorney as of this 16th day of August, 2005.



                                            /s/Glenn R. Carlson
                                            -------------------
                                            Glenn R. Carlson

EXHIBIT D


                   Power of Attorney for Schedules 13D and 13G


I, Jeffrey A. Busby hereby appoint Ian N. Rose and Adelaide Pund as attorneys-in-fact and agents, in all capacities, to execute, on my behalf, and to file with the appropriate issuers, exchanges and regulatory authorities, any and all Schedules 13D and 13G and documents relating thereto required to be filed under the Securities and Exchange Act of 1934, including exhibits, attachments and amendments thereto and request for confidential treatment of information contained therein in connection with my being a "control person" (as contemplated for purposes of Schedule 13D and 13G) of Brandes Investment Partners, L.P., its subsidiaries and affiliates. I hereby grant to said attorneys-in-fact full authority to do every act necessary to be done in order to effectuate the same as fully, to all intents and purposes, as I could if personally present, thereby ratifying all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof.

I hereby execute this Power of Attorney as of this 16th day of August, 2005.



                                            /s/Jeffrey A. Busby
                                            -------------------
                                            Jeffrey A. Busby